EXHIBIT 99.1

                                  News Release

BW Account Number: 1079001

Date:                    August 17, 2004 5:00 P.M., EST
Contact:                 James L. Saner, Sr., President & CEO
                         Mainsource Financial Group (812) 663-0157



                           MainSource Financial Group
                       Expands Stock Repurchase Program -
                                  NASDAQ, MSFG

MainSource Financial Group (NASDAQ:MSFG) announced today that its Board of Directors has authorized an expansion of its common stock repurchase plan effective immediately, whereby MainSource Financial Group may purchase up to an additional 2.5% of its common shares outstanding through January 31, 2005. This is in addition to the repurchase program effective February 1, 2004. In total, the Company is authorized to repurchase up to 5% of its outstanding shares. The program will be dependant upon market conditions and there is no guarantee as to the exact number of shares to be repurchased by the Company.

James L. Saner, Sr., President and Chief Executive Officer, stated that MainSource Financial Group's Board of Directors considers the Company's common stock to be an attractive investment. The purchase will generally occur in the open market but may also involve unsolicited negotiated transactions.

The shares repurchased would be used for general corporate purposes and the repurchase program may improve liquidity in the market for MSFG common stock. Mr. Saner stated, "We believe that the repurchase of the Company shares benefits our shareholders and illustrates the Company's commitment to enhancing long-term shareholder value."

MainSource Financial Group, Inc., headquartered in Greensburg, Indiana, is listed on the NASDAQ Stock Market (trading symbol: MSFG) and is a community-focused, multi-bank, financial services oriented holding company with assets of $1.6 billion. Through its five banking subsidiaries, First Community Bank and Trust, Bargersville, Indiana; MainSource Bank, Greensburg, Indiana; People's Trust Company, Linton, Indiana; Regional Bank, New Albany, Indiana; and Capstone Bank, Watseka, Illinois, it operates 58 offices in 22 Indiana counties and six offices in three Illinois counties. Through its insurance subsidiary, MainSource Insurance, it operates eight offices in Indiana as well as one in Owensboro, Kentucky.

Forward-Looking Statements

Except for historical information contained herein, the discussion in this press release may include certain forward-looking statements based upon management expectations. Factors which could cause future results to differ from these expectations include the following: general economic conditions; legislative and regulatory initiatives; monetary and fiscal policies of the federal government; deposit flows; the costs of funds; general market rates of interest; interest rates on competing investments; demand for loan products; demand for financial services; changes in accounting policies or guidelines; and changes in the quality or composition of the Company's loan and investment portfolios.

The forward-looking statements included in the press release relating to certain matters involve risks and uncertainties, including anticipated financial performance, business prospects, and other similar matters, which reflect management's best judgment based on factors currently known. Actual results and experience could differ materially from the anticipated results or other expectations expressed in the Company's forward-looking statements as a result of a number of factors, including but not limited to, those discussed in the press release.

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 MainSource Financial Group, 201 N. Broadway, P.O. Box 87, Greensburg, IN 47240